    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _______, 1995
                                                  REGISTRATION NO. 33-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 W.H.BRADY CO.
            (Exact name of registrant as specified in its charter)

                     WISCONSIN                                                          39-0178960
            (State or other jurisdiction                                             (I.R.S. Employer
         of incorporation or organization)                                         Identification Number)

                            6555 West Good Hope Road
                          Milwaukee, Wisconsin  53223
                                 (414) 358-6600
              (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)

                          ---------------------------

                                DONALD P. DELUCA
                     Senior Vice President, W.H. Brady Co.
                            6555 West Good Hope Road
                          Milwaukee, Wisconsin  52332
                                 (414) 358-6600
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:

                               CONRAD G. GOODKIND
                                Quarles & Brady
                           411 East Wisconsin Avenue
                          Milwaukee, Wisconsin  53202
                                 (414) 277-5305

                          ---------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and all conditions prerequisite have been satisfied or waived.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[] ____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[]

                        CALCULATION OF REGISTRATION FEE



   TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
      SECURITIES TO BE           AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING    REGISTRATION
         REGISTERED             REGISTERED(1)             UNIT(2)              PRICE(2)             FEE

 Class A Common Stock,
 one cent ($.01) par                                                                               $100.00
 value . . . . . . . . .      14,553,826 shares             $0                    $0

(1) Assumes that 5,507,599 shares of Class A Common Stock and 1,769,314 shares of Class B Common Stock are issued and outstanding at the time of the proposed stock dividend to which this registration statement relates.

(2) The securities are being issued as a stock dividend. The Registrant will receive no consideration therefor.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section (8)(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                 W.H. BRADY CO.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K




                             FORM S-3                                             LOCATION OR CAPTION IN
                      ITEM NUMBER AND CAPTION                                   PROXY STATEMENT/PROSPECTUS
                      -----------------------                                   --------------------------
     1.    Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus . . . . . . . . . . .     Outside Front Cover Page

     2.    Inside Front and Outside Back Cover Pages of
           Prospectus . . . . . . . . . . . . . . . . . . . . .     Available Information; Incorporation of Certain
                                                                    Documents by Reference; Table of Contents

     3.    Summary Information, Risk Factors, and Ratio of                                   *
           Earnings to Fixed Charges  . . . . . . . . . . . . .

     4.    Use of Proceeds  . . . . . . . . . . . . . . . . . .     Outside Front Cover Page

     5.    Determination of Offering Price  . . . . . . . . . .                              *

     6.    Dilution . . . . . . . . . . . . . . . . . . . . . .                              *

     7.    Selling Security Holders . . . . . . . . . . . . . .
                                                                                             *

     8.    Plan of Distribution . . . . . . . . . . . . . . . .                              *

     9.    Description of Securities to be Registered . . . . .     Proposal For Stock Dividend

     10.   Interests of Named Experts and Counsel . . . . . . .                              *

     11.   Material Changes   . . . . . . . . . . . . . . . . .                              *

     12.   Incorporation of Certain Information by Reference  .     Available Information; Incorporation Of Certain
                                                                    Documents By Reference

     13.   Disclosure of Commission Position on Indemnification                              *
           for Securities Act Liabilities . . . . . . . . . . .


      ==================================

      * Item is not applicable

                                 W.H. BRADY CO.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           FRIDAY, NOVEMBER 17, 1995

To The Holders of W.H. Brady Co. Class A Common Stock:

  NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of W.H. Brady Co. (the "Company") will be held at the Wyndham Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 on Friday, November 17, 1995 at 9:00 a.m. to consider and act upon the following matters:

  1. A proposal to amend Article III of the Restated Articles of Incorporation of the Company to increase the number of shares which the Company has authority to issue from 25,045,000 to 115,045,000, consisting of an increase in the number of authorized shares of Class A Common Stock from 10,000,000 to 100,000,000.

  2. To approve the proposed dividend of two shares of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock.

  3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The close of business on October 6, 1995 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments or postponement thereof.

  The matters to be acted upon at the meeting are described in more detail in the accompanying Proxy Statement/Prospectus. Approval of both proposal 1 and proposal 2 requires an affirmative vote of a majority of the outstanding shares of each of the Class A and Class B Common Stock, voting separately. Holders of the Class B stock have indicated their intent to vote for the proposals. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to indicate your voting directions, sign, date and promptly return your proxy in the enclosed postpaid envelope. If you later desire to revoke your proxy, you may do so at any time before the voting by giving written notice of revocation to the Company's Secretary, or by giving oral notice to the presiding officer during the meeting.

  A copy of the 1995 Annual Report to Shareholders and a Proxy
Statement/Prospectus accompany this Notice.

                                              By Order of the Board of Directors


                                              ______________________________
                                              Peter J. Lettenberger
                                              Secretary

October __, 1995
6555 West Good Hope Road
Milwaukee, Wisconsin 53223

PROXY STATEMENT/PROSPECTUS
                                 W.H. BRADY CO.
                            6555 WEST GOOD HOPE ROAD
                           MILWAUKEE, WISCONSIN 53223
                                 (414) 358-6600

                            SOLICITATION AND VOTING

  The enclosed proxy is solicited by the Board of Directors of W.H. Brady Co. ("Brady" or the "Company") for use at the Special Meeting of Shareholders to be held on November 17, 1995. The meeting will be held in conjunction with the regular Annual Meeting of the Company's Class B Common Stock shareholders. All properly executed proxies will be voted at the meeting. A proxy may be revoked at any time prior to its exercise by giving written notice of revocation to the Company's Secretary, or by giving oral notice to the presiding officer during the meeting.

  Each holder of record of Class A Common Stock and Class B Common Stock at the close of business on October 6, 1995, will be entitled to one vote for each share registered in such shareholder's name on proposals one and two. At that date, there were outstanding 5,507,599 shares of Class A Common Stock and 1,769,314 shares of Class B Common Stock. Approval of both the proposal to amend Article III of the Restated Articles of Incorporation (the "Proposed Amendment") and the proposed stock dividend of two shares of Class A Common Stock on each outstanding share of Class A and Class B Common Stock (the "Proposed Dividend") requires the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and the Class B Common Stock, voting separately. The holders of the Class B Common Stock have indicated their intent to vote for both proposals. Each share of Class B Common Stock entitles its holder to vote for all other matters properly coming before the meeting. Holders of Class A Common Stock are not entitled to vote on other matters coming before the meeting, except as may be required by law.

  This Proxy Statement/Prospectus constitutes a prospectus of the Company with respect to approximately 14,553,560 shares of Class A Common Stock to be issued by the Company if both the Proposed Amendment and the Proposed Dividend are approved. There will be no proceeds to the Company from the Proposed Amendment or from the Proposed Dividend, because shareholders would receive the Proposed Dividend as a stock dividend. The expense of printing and mailing the proxy material, including forwarding expenses to beneficial owners of stock held in the name of another, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone.

  This Proxy Statement is being mailed to shareholders of record commencing on or about October __, 1995. A copy of the 1995 Annual Report to Shareholders, including financial statements, is enclosed herewith.

                              ___________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              __________________

  No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy

Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any security in any jurisdiction, to or from any person to or from whom it is unlawful to make such offer or solicitation or an offer in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the Proposed Dividend shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus does not cover any resale of the shares of Class A Common Stock to be received by shareholders of the Company in the Proposed Dividend, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

        The date of this Proxy Statement/Prospectus is October __, 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, New York, NY, 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601.

  The Company has filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-3 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to the shares of Class A Common Stock issuable pursuant to the Proposed Dividend. This Proxy Statement/Prospectus does not contain all of the information set forth in or incorporated by reference in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Proxy Statement/Prospectus incorporates documents by reference which are not delivered herewith. These documents are available, without charge, to each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request to Donald P. DeLuca, 6555 West Good Hope Road, Milwaukee, Wisconsin, 53223 (telephone number: 414-358-6600). In order to ensure timely delivery of documents, any request should be made by ____________, 1995.

  The following documents filed by the Company with the SEC pursuant to the Exchange Act (File No. 0-12730) are incorporated in this Proxy
Statement/Prospectus by reference:

   1.  The Company's Annual Report on Form 10-K for the year ended July 31,
       1995.

   2. The description of the Class A Common Stock contained in the Company's registration statement under the Exchange Act on Form 8-A.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date on which the Special Meeting is held shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The information contained in this Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference herein.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.
                PRINCIPAL SECURITY HOLDERS AND SECURITY HOLDINGS
                                 OF MANAGEMENT

  The following table contains information as to the beneficial ownership of the Company's Class A Common Stock, Class B Common Stock and Cumulative Preferred Stock by each Director, each person known to own more than 5% of any class of such security, and all Directors and executive officers as a group as of August 31, 1995. This beneficial ownership information is based upon information furnished by the specified persons and determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as required for purposes of this Proxy Statement/Prospectus, which is not necessarily the same as beneficial ownership for other purposes, and includes shares as to which beneficial ownership may be disclaimed. Except as otherwise indicated, all shares are owned directly.

  TITLE OF CLASS      NAME OF BENEFICIAL OWNER AND        AMOUNT OF BENEFICIAL     PERCENT OF
                      NATURE OF BENEFICIAL OWNERSHIP      OWNERSHIP                OWNERSHIP
  Class A Common      Peter J. Lettenberger (1)(2)(3)         1,109,963               20.2%
  Stock               Irene B. Brady (1)(2)                   1,108,372               20.2%
                      Richard A. Bemis (1)(4)                   849,431               15.4%
                      Robert C. Buchanan (1)(4)                 849,231               15.4%
                      Roger D. Peirce (1)(4)                    848,931               15.4%
                      Elizabeth B. Lurie (2)(5)                 559,290               10.2%
                      William H. Brady III                      345,824                6.3%
                      Katherine M. Hudson (6)                    30,370                0.6%
                      Donald P. DeLuca(7)                        13,500                0.2%
                      Gary R. Nei                                 1,500                *
                      Frank W. Harris                               500                *
                        All Executive Officers and
                        Directors  as a Group                 1,842,186               33.0%
                        (17 persons) (8)

  Class B Common      Peter J. Lettenberger (1)               1,769,314              100%
  Stock               Irene B. Brady (1)(2)                   1,769,314              100%
                      Robert C. Buchanan (1)                  1,769,314              100%
                      Roger D. Peirce (1)                     1,769,314              100%
                      Richard A. Bemis (1)                    1,769,314              100%
                        All Executive Officers and
                        Directors as a Group                  1,769,314              100%

  6% Cumulative       Peter J. Lettenberger (1)(2)                2,751               69.1%
  Preferred Stock     Irene B. Brady (1)(2)                       1,988               49.9%
                      Robert C. Buchanan (1)                      1,920               48.2%
                      Roger D. Peirce (1)                         1,920               48.2%
                      Richard A. Bemis (1)                        1,920               48.2%
                      Elizabeth B. Lurie (2)(5)                   1,066               26.8%
                      William H. Brady III                          235                5.9%
                        All Executive Officers and
                        Directors as a Group                      3,221               80.8%
  1979 Series         Elizabeth B. Lurie (2)(5)                   8,071               36.7%
  Cumulative          Peter J. Lettenberger (2)                   5,529               25.2%
  Preferred Stock     William H. Brady III                        2,542               11.6%
                        All Officers and Directors
                        as a Group                               10,613               48.3%

  6% Cumulative       Peter J. Lettenberger (2)                   2,600              100%
  Preferred Stock,    Elizabeth B. Lurie (2)                      2,600              100%
  1972 Series           All Executive Officers and
                        Directors as a Group                      2,600              100%





__________________________________

     *Indicates less than one tenth of one percent.

  (1) The amount shown includes shares held directly by the William H. Brady, Jr. Marital Trust (the "Marital Trust") and the William H. Brady, Jr. Non-QTIP Marital Trust (the "Non-QTIP Trust") (collectively, the "Trusts"). The Marital Trust owns 687,781 shares of Class A Common Stock, 1,574,866 shares of Class B Common Stock, and 1,709 shares of 6% Cumulative Preferred Stock. The Non-QTIP Trust owns 160,650 shares of Class A Common Stock, 194,448 shares of Class B Common Stock, and 211 shares of 6% Cumulative Preferred Stock. The Trustees of both Trusts are Robert C. Buchanan, Irene B. Brady, Roger D. Peirce, Peter J. Lettenberger, and Richard A. Bemis, each of whom shares voting and dispositive power. All of the Trustees except Mrs. Brady disclaim beneficial ownership of these shares. Irene B. Brady is the widow of William H. Brady, Jr. and the vested beneficiary of the Marital Trust; she is the parent of William H. Brady, III and Elizabeth Brady Lurie (who are contingent remainder beneficiaries of the Trusts) and the grandparent of Elizabeth Irene Pungello.

  (2) Elizabeth B. Lurie and Peter J. Lettenberger are among the directors of the W.H. Brady Foundation, Inc. (the "Foundation") which owns 5,529 shares of the 1979 Series, Cumulative Preferred Stock, 763 shares of the 6% Cumulative Preferred Stock and 2,600 shares of the 6% Cumulative Preferred Stock, 1972 Series. Mr. Lettenberger and Mrs. Lurie are also trustees of the Irene B. Brady Revocable Trust of 1986 (the "1986 Trust"), which owns 259,941 shares of Class A Common Stock and 68 shares of 6% Cumulative Preferred Stock. All such persons disclaim beneficial ownership of shares held by the Foundation and the 1986 Trust.

  (3) In addition to shares beneficially owned as a trustee of the Trusts and the 1986 Trust and as a director of the Foundation, Mr. Lettenberger owns directly 1,590.93 shares of Class A Common Stock.

  (4) In addition to shares beneficially owned as a trustee of the Trusts, Mr. Buchanan owns directly 600 shares of Class A Common Stock and 200 shares through his Keogh Plan; Mr. Peirce owns 500 shares of Class A Common Stock; and Mr. Bemis owns 1,000 shares of Class A Common Stock.

  (5) In addition to the shares owned as a trustee of the 1986 Trust and as a director of the Foundation, Mrs. Lurie owns directly 141,615 shares of Class A Common Stock, or 2.3% of the number of such shares outstanding, 235 shares of 6% Cumulative Preferred Stock and 2,542 shares of 1979 Series Preferred Stock. She is the mother of Elizabeth Irene Pungello, who is the beneficiary of the Elizabeth Irene Pungello Irrevocable Trust (the trustees of which are Nicholas
M. Daniels and Shy Lurie, Mrs. Lurie's husband) which owns 157,734 shares of the Class A Common Stock, or 2.9% of the number of such shares outstanding. She disclaims ownership of these shares.

  (6) Mrs. Hudson owns 2,036.42 shares of Class A Common Stock and vested options to acquire an additional 28,333.3 shares of Class A Common Stock.

  (7) Mr. DeLuca owns 500 shares of Class A Common Stock and vested options to acquire an additional 13,000 shares of Class A Common Stock.

  (8) The amount shown for all executive officers and directors as a group (17 persons) includes options to acquire a total of 79,268 shares of Class A Common Stock which are currently exercisable or will be exercisable within 60 days.
It does not include other options for Class A Common Stock which have been granted, but vest at times after October 31, 1995.

                PROPOSED AMENDMENT TO INCREASE AUTHORIZED SHARES

  At the Special Meeting of Shareholders, shareholders will be asked to vote upon a proposal to amend Section A.1. of Article III of the Company's Restated Articles of Incorporation (the "Proposed Amendment") to increase the number of shares of stock the Company is authorized to issue from 25,045,000 to 115,045,000, consisting of an increase in the number of authorized shares of Class A Common Stock from 10,000,000 to 100,000,000. Copies of both the existing provision and the Proposed Amendment are attached as Exhibits A and B, respectively.

  The principal purpose for increase in the number of authorized shares of the Company's Class A Common Stock is the payment of a stock dividend, described in the following proposal. The additional shares may also be issued at such time, for such consideration, and for such uses as the Board of Directors may determine to be in the Company's best interest. Such uses might include, among other things, future acquisitions, financing arrangements requiring stock, stock splits, future stock dividends, or stock option plans. Except for use in paying the proposed stock dividend described below, however, the Board has no present plans to issue any of the additional shares proposed to be authorized. The additional shares of Class A Common Stock would be available for issuance without further action by the shareholders, and without the expense and delay of calling a special shareholders' meeting.

  Adoption of the Proposed Amendment requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock, voting as a class, and the affirmative vote of a majority of the issued and outstanding shares of Class B Common Stock, voting as a separate class. The holders of the Class B Common Stock have expressed their intention to vote in favor of the Proposed Amendment.

  The Board of Directors has unanimously approved the Proposed Amendment to the Company's Restated Articles of Incorporation and recommends that the shareholders vote to adopt it.


                          PROPOSAL FOR STOCK DIVIDEND

  If the shareholders approve the Proposed Amendment to increase the number of authorized shares of the Company's Class A Common Stock, and if the Company receives a favorable tax ruling from the Internal Revenue Service, the Board of Directors proposes to declare a dividend of two shares of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock (the "Proposed Dividend"). If the Proposed Amendment is not approved, the Company will not have sufficient authorized, but unissued, shares of Class A Common Stock for the Board to declare the Proposed Dividend and such dividend will not be declared, notwithstanding the affirmative vote of shareholders on this proposal.

  The Board of Directors has determined to declare the Proposed Dividend of two shares of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock only if such dividend is approved by the vote of a majority of the outstanding shares of each of the Class A and Class B Common Stock, voting separately.

  In analyzing the Proposed Dividend, it is important to keep in mind the relative rights of holders of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are not entitled to vote on any corporate matters, except as may be required by law, and holders of Class B Common Stock are entitled to vote on all matters properly presented to shareholders for vote.

  There also are differences in the cash dividend rights of the Class A and Class B Common Stock. Whenever dividends (other than dividends payable solely in shares of the Company's stock) are paid on the common stock, each share of Class A Common Stock is entitled to receive dividends at an annual rate of $.10 in cash (subject to adjustment in the event of any subdivision, combinations, stock splits or stock dividends) before any dividend is paid on the Class B Common Stock.

  In addition, in the event of liquidation of the Company, holders of the Class A Common Stock are entitled to first receive $5.00 per share (subject to adjustment as described above), then holders of the Class B Common Stock are entitled to receive the next $5.00 per share (again subject to the adjustments described above), and thereafter they share pro rata.

  If the Proposed Dividend is approved and paid, the annual dividend "premium" on the Class A Common Stock will automatically be adjusted from $.10 per share to $.0333 per share. In addition, if the Proposed Amendment and the Proposed Dividend are approved, the liquidation preference amounts for both the Class A and Class B Common Stock will, as a result of the stock dividend, be automatically adjusted from $5.00 per share to $1.666 per share.

  In determining to recommend the Proposed Dividend, the Board of Directors considered that the present supply of the Company's Class A Common Stock in the public market is relatively limited (approximately 3,650,960 shares at August 31, 1995 were held by persons other than those described under "Principal Security Holders and Security Holdings of Management") and that the closing price of a share of Class A Common Stock on the NASDAQ National Market has increased from $48.50 on August 31, 1994 to $73.00 on August 31, 1995. The Proposed Dividend would have the effect of tripling the number of shares of the Company's Class A Common Stock in the public market and reducing the market price per share to approximately one-third of its current level. As a result thereof, the Board believes that the Proposed Dividend would make the Company's Class A Common Stock more attractive to investors than it is at current market prices, create a broader market for the stock, increase investor interest in the stock, and thereby encourage future growth in the value of the stock.

  The Board further considered that a three for one stock split of both the Class A Common Stock and the Class B Common Stock would achieve similar results, but concluded that the Proposed Dividend has two advantages over such a stock split. First, the increase in the number of outstanding shares of Class A Common Stock resulting from the Proposed Dividend would be approximately 32% greater than the increase in the number of outstanding shares of Class A Common Stock which would result from a stock split. The Board of Directors believes that this additional increase could further enhance the breadth of the market for, and investor interest in, the Class A Common Stock.

  The Board also considered that the Proposed Dividend would provide the current holders of Class B Common Stock (who have no public market for their Class B Common Stock) with a substantial potential increase in the liquidity of their investment in the Company, without diminishing their voting position in the Company. In particular, the Proposed Dividend would give the two trusts that hold all of the outstanding shares of the Company's Class B Common Stock the opportunity to dispose of part or all of the Class A Common Stock distributed to them in the Proposed Dividend. The holders of the Company's Class B Common Stock have advised the Company that, should the Proposed Dividend be approved, they intend at some point in the future to sell some of the Class A Common Stock which they currently own or which they would receive in the proposed stock dividend in order to help them meet financial or estate needs. Any such future sale would be made either by an offering registered under the Securities Act of 1933 or pursuant to an applicable exemption from the registration requirements of that Act. Any such sales by the present Class B Common Stock holders would have the effect of further expanding the supply of Class A Common Stock available in the public market.

  The Board of Directors realizes that because the holders of the Class A Common Stock are entitled to a $.10 per share cash dividend "premium" over the cash dividend per share payable on the shares of Class B Common Stock, one of the effects of the Proposed Dividend would be to increase the aggregate cash dividend payable to the current Class B Common Stock holders. Based upon the Company's current annual cash dividends at a rate of $1.20 per share of Class A Common Stock and $1.10 per share of Class B Common Stock, the holders of the Class B Common Stock would receive an additional $117,954, or approximately 1.4% of the Company's annual dividend rate.

  The Board of Directors anticipates that the distribution of additional shares of the Company's Class A Common Stock as a result of the Proposed Dividend would not be taxable to shareholders. The Board further anticipates that the dividend shares, when aggregated with the shares of Common Stock upon which they are paid, would have a basis for computing gain or loss equal to the aggregate basis of the shares of Common Stock upon which the dividend shares are paid and that a shareholder's holding period for the dividend shares would include the holding period for the shares of Common Stock upon which the dividend shares are paid. The Company has sought a tax ruling as to these issues from the Internal Revenue Service. If a favorable ruling is not obtained, the Proposed Dividend will not be declared and paid. Shareholders should be aware that inasmuch as four of the members of the Board of Directors are trustees of the trusts which own all of the Class B Common Stock, and two other Directors are beneficiaries of the trusts, there may be an inherent conflict of interest in their recommendation to vote in favor of the Proposed Dividend. If the Proposed Dividend is declared and paid, a comparison of the number and percentage of issued and outstanding Class A and Class B Common Stock shares owned by the trusts before and after the stock dividend would be as follows:

  The William H. Brady, Jr. Marital Trust currently owns 687,781 shares (12.5%) of the Class A Common Stock, 1,574,866 shares (89%) of the Class B Common Stock, and 2,262,647 shares (31.1%) of both the Class A and Class B Common Stock combined, and after the Proposed Dividend would own 5,213,075 shares (26%) of the Class A Common Stock, 1,574,866 shares (89%) of the Class B Common Stock, and 6,787,941 shares (31.1%) of both the Class A and Class B Common Stock combined.

  The William H. Brady, Jr. Non-QTIP Marital Trust currently owns 160,650 shares (2.9%) of the Class A Common Stock, 194,448 shares (11%) of the Class B Common Stock, and 355,098 shares (4.9%) of both the Class A and Class B Common Stock combined. After the Proposed Dividend, it would own 870,846 shares (4.3%) of the Class A Common Stock, 194,448 shares (11%) of the Class B Common Stock, and 1,065,294 shares (4.9%) of both the Class A and Class B Common Stock combined.

  The two William H. Brady, Jr. Trusts combined currently own 848,431 shares (15.4%) of the Class A Common Stock, 1,769,314 shares (100%) of the Class B Common Stock, and 2,617,745 shares (36%) of both the Class A and Class B Common Stock combined. After the Proposed Dividend, they would own 6,083,921 shares (30.3%) of the Class A Common Stock, 1,769,314 shares (100%) of the Class B Common Stock, and 7,853,235 shares (36%) of the Class A and Class B Common Stock combined.


                                 AUDIT MATTERS

  Representatives of Deloitte & Touche LLP, the independent auditors for the Company, will be present at the Special Meeting of Shareholders to respond to questions and to make a statement if they so desire.


                                 OTHER MATTERS

  At the date of this Proxy Statement/Prospectus, the Company has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented to the meeting and on which the Class A Common Stock is entitled to vote.

                             SHAREHOLDER PROPOSALS

  The Company holds annual informational meetings for its shareholders. However, because of the limited voting rights of the Class A Common Stock, the Company does not distribute proxy statements in connection with such meetings. If the Company holds a meeting of shareholders for which a proxy statement is distributed, shareholder proposals must be received at least 150 days prior to such meeting in order to be considered for inclusion in the proxy statement for such meeting.


                               VOTING PROCEDURES

  Abstentions and broker non-votes are not considered to be votes cast under applicable state law and the Company's Restated Articles of Incorporation and Bylaws, although they are counted for purposes of determining a quorum. The Class A Common Stock votes will be counted by the Company's transfer agent, Firstar Trust Company, and certified to the Company in writing.


                                        W.H. BRADY CO.



                                        ________________________________________
                                        Peter J. Lettenberger
                                        Secretary

Milwaukee, Wisconsin
October __, 1995


  A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K AND FINANCIAL STATEMENTS AND SCHEDULES THERETO FOR THE FISCAL YEAR ENDED JULY 31, 1995 WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF THE RECORD DATE FOR THE SPECIAL MEETING ON WRITTEN REQUEST OF SUCH PERSON DIRECTED TO DONALD P. DELUCA, W.H. BRADY CO., 6555 WEST GOOD HOPE ROAD, MILWAUKEE, WISCONSIN 53223.

                                                                       EXHIBIT A

                                 W.H. BRADY CO.
                        ARTICLE III.A.1. OF THE ARTICLES
                    OF INCORPORATION AS PRESENTLY IN EFFECT


A.      STOCK

        The authorized capital stock of the Corporation shall consist of Twenty-Five Million Forty-Five Thousand Shares (25,045,000), itemized by classes and series as follows:

        1. Twenty Million (20,000,000) Shares of Common Stock, one cent ($.01) par value, divided into the following series:

                (a) Ten Million (10,000,000) Shares of Class A Nonvoting Common Stock (the "Nonvoting Common Stock"); and

                (b) Ten Million (10,000,000) Shares of Class B Voting Common Stock (the "Voting Common Stock") (the Nonvoting Common Stock and the Voting Common Stock are hereinafter collectively referred to as the "Common Stock").

                                                                       EXHIBIT B

                      ARTICLE III.A.1. OF THE ARTICLES OF
                    INCORPORATION AS PROPOSED TO BE AMENDED


A.      STOCK

        The authorized capital stock of the Corporation shall consist of One Hundred Fifteen Million Forty-Five Thousand Shares (115,045,000), itemized by classes and series as follows:

        1. One Hundred Ten Million (110,000,000) Shares of Common Stock, one cent ($.01) par value, divided into the following series:

                (a) One Hundred Million (100,000,000) Shares of Class A Nonvoting Common Stock (the "Nonvoting Common Stock"); and

                (b) Ten Million (10,000,000) Shares of Class B Voting Common Stock (the "Voting Common Stock") (the Nonvoting Common Stock and the Voting Common Stock are hereinafter collectively referred to as the "Common Stock").

CLASS A COMMON
STOCK PROXY
                                 W.H. BRADY CO.
              Revocable Proxy for Special Meeting of Shareholders
                              Class A Common Stock

  The undersigned hereby appoints Katherine M. Hudson and Peter J. Lettenberger and each of them, proxies, with full power of substitution to vote all shares of Class A Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of W.H. Brady Co. (the "Company") to be held at the Wyndam Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin at 9:00 a.m. on Friday, November 17, 1995, or at any adjournment thereof as follows, hereby revoking any proxy previously given.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED
                   AMENDMENT AND "FOR" THE PROPOSED DIVIDEND


(1) Proposed amendment to Restated Articles of Incorporation to increase the number of authorized shares of Class A Common Stock from 10,000,000 to
     100,000,000 (the "Proposed Amendment"). [ ] For  [ ] Against   [ ] Abstain

(2) Proposed dividend of two shares of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock (the
     "Proposed Dividend").                   [ ] For  [ ] Against   [ ] Abstain

(3) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Shares represented by this proxy will be voted as directed by the shareholders. IF NO DIRECTION IS SUPPLIED, THE PROXY WILL BE VOTED "FOR" THE PROPOSED AMENDMENT AND "FOR" THE PROPOSED DIVIDEND.


                                Dated____________________________, 1995

                                        _______________________________________
                                                (Please sign exactly as
                                                 name appears at left.)

                                        _______________________________________
                                        (If stock is owned by more than one
                                        person, all owners should sign.
                                        Persons signing as executors,
                                        administrators, trustees or in similar
                                        capacities should so indicate.)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution

         SEC Filing Fee . . . . . . . . . . . . . . . . . . .          $   100
         Printing Expense . . . . . . . . . . . . . . . . . .            _____
         Legal Fees . . . . . . . . . . . . . . . . . . . . .            _____
         Miscellaneous Fees and Expenses  . . . . . . . . . .            _____

         TOTAL  . . . . . . . . . . . . . . . . . . . . . . .          $ =====

         ____________________
         Except for the SEC filing fees, all expenses are estimated.

Item 15.  Indemnification of Directors and Officers.

         Article IX of the Company's ByLaws specifies that the Company shall indemnify each of its directors and officers and other agents and employees against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of claims or litigation or threats thereof to which they are subject by reason of their status, with limited exceptions, including an exception for liabilities in respect of personal injuries or deaths. Wisconsin Statutes Sections 180.0850 to 180.0859 also provide for indemnification of directors and officers under certain circumstances for certain liabilities and expenses.

Item 16.  Exhibits

         Exhibit
         Number                   Description
         -------                  -----------
           (5)            Opinion regarding legality of securities
         (23)(a)          Consent of Independent Auditor
         (23)(b)          Consent of Counsel (see Exhibit 5)
          (24)            Power of Attorney (see Signature Page)

Item 17.  Undertakings

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 (except requirements that have been waived) and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milwaukee, State of Wisconsin, on October 13, 1995.


                                         W.H. BRADY CO.



                                         By: /s/ D. P. DeLuca
                                             -----------------------
                                             D. P. DeLuca, Senior Vice
                                             President, Treasurer, and
                                             Assistant Secretary (Principal
                                             Accounting Officer) (Principal
                                             Financial Officer)




         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K. M. Hudson and D. P. DeLuca, or either of them, his/her true and lawful attorneys-in-fact and agents, for him/her and in his/her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state of the United States, granting to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




/s/ Katherine M. Hudson    President and Director     October 13, 1995
-----------------------    Principal Executive        ----------------
K. M. Hudson               Officer)


/s/ R. A. Bemis            Director                   October 13, 1995
-----------------------                               ----------------
R. A. Bemis

-----------------------                               ----------------
W. H. Brady III            Director

/s/ R. C. Buchanan         Director                   October 13, 1995
-----------------------                               ----------------
R. C. Buchanan

/s/ D. P. DeLuca           Director                   October 13, 1995
-----------------------                               ----------------
D. P. DeLuca

                                 Director
----------------------                               ----------------
F. W. Harris


/s/ P. J. Lettenberger           Director            October 13, 1995
----------------------                               ----------------
P. J. Lettenberger

                                 Director
----------------------                               ----------------
E. B. Lurie

                                 Director
----------------------                               ----------------
G. R. Nei


/s/ Roger D. Peirce              Director            October 13, 1995
----------------------                               ----------------
R. D. Peirce

                                 EXHIBIT INDEX



         Exhibit
         Number                   Description
         -------                  -----------
           (5)            Opinion regarding legality of securities
         (23)(a)          Consent of Independent Auditor
         (23)(b)          Consent of Counsel (see Exhibit 5)
          (24)            Power of Attorney (see Signature Page)